                                                       Exhibit 5(b)
                                                       Enrollment/Change Request
                                   & Salary Reduction Agreement-Variable Annuity


UNUM Life Insurance Company of America
Retirement Security Division - TSA/Client Services
P.O. Box 9740
Portland, Maine 04104-5001
Tel. 1-800-341-0441
Fax 1-207-770-3460



                                    [ ]New Enrollment

Check here to receive a Statement   [ ]Change (Please indicate what type of
of Additional Information which        change with a
provides financial information         Address/Telephone  Beneficiary  Name
not included in the prospectus.        Allocation Mix



I.   Participant Information (please print)
Name of Employer                         GP/ER ID Number

Group Annuity Contract Numbers

Name of Employee: Last, First, MI      Marital Status     Social Security Number

Home Address (Street, City, State, Zip Code)
Telephone Number                       Date of Birth     Sex     Date of Hire
Daytime (   )              Evening



II.  Salary Reduction Agreement (Annual)
Effective Date of Reduction      Please check with your payroll department to
determine which option they are equipped to handle per pay period: Percentage of
pay             or Specific dollar amount $



My employer and I hereby agree as follows: My employer shall reduce my salary by the indicated amount/percentage per pay period. My employer shall forward such amounts to an account with UNUM/America in order to fund contributions toward a 403(b) annuity. Reductions shall commence on the date indicated above. Reductions shall only be made against sums earned by me subsequent to the date of this agreement. Once made, this agreement cannot be changed for the rest of the current tax year, although it may be canceled at any time. By signing below, both my employer and I agree to be bound by the terms of this Salary Reduction Agreement.



  Participant's Signature       Employer's Authorized Representative Signature

Complete the following in 1% increments
 Fund   Guar. Int
       VA Product  Assist Mgr.  Social Res.  Balanced   Equity Inc.  Index Acct.
        GA         -----------  -----------  ---------  ----------   -----------
                       AM            SR          BL         EQ            IX


        Growth I   Growth II   Int'nI.   Small cap           Total must
        --------   ---------   -------   ----------          equal 100%
           GR          GT        IN          SC

Allocation
 Mix



Any change in allocation mix will be effective with the next deposit after receipt of this form at UNUM's Home Office.

I am aware that the returns on the Variable Accounts will be based upon the investment experience of VA-1 Separate Account. These amounts will fluctuate and are not guaranteed as to the dollar amount.

Confirmations will bne generated once UNUM/America receives complete enrollment information. Please review the confirmation carefully and notify UNUM/America immediately if any changes are desired. Any changes to my name and/or beneficiary designations must be in writing. I understand and agree that UNUM/America may elect to send, directly to my employer, any confirmations of transactions relating to my account.


Ill.  Beneficiary Designation

If I am married or am subsequently married in the future and if my TSA Plan provides, my spouse shall be my beneficiary unless I complete a waiver with my spouse's written consent. I also understand that if I do not select a beneficiary or if I am not survived by any beneficiary that all death benefits will be paid in accordance with the Plan or contract provisions governing such situations. Subject to the provisions of the above contract and any applicable TSA Plan, I designate the following beneficiary(is), such designation to supersede any prior designation(s) which I may have made with respect to my coverage under the above contract. (Prim. - Primary Cant. - Contingent)
       Beneficiary Name      Address           Relationship         Percent

Prim.    Cont.
 [ ]      [ ]

 [ ]      [ ]

 [ ]      [ ]
Prim. - Primary   Cont. - Contingent

I acknowledge receipt of the VA-1 Separate Account prospectus and prospectuses for the underlying funds and an Active Life Certificate. By completing and signing this form, I also acknowledge that I have read and understand the Information on the front and back of this form.
Participant's Signature                               Date



I hereby certify that the above referenced Participant's beneficiary designation Is In compliance with all provisions of the Retirement Equity Act of 1984 and the Tax Deferred Annuity Plan referenced above.
Plan Administrator's Signature (if ERISA)             Date




L1 282-94(10/96) Enrollment
White copy to address above, Canary to Payroll Department, Pink to Broker,
Yellow to Participant                                   (See Reverse Side)



Variable Annuity - An Investment For Your Future

As an investor in the UNUM/America Variable Annuity I have read the prospectus for the Variable Annuity. Also, I have read the fund prospectus that supports any Variable Account that I selected. I understand that the funds supporting the UNUM/America's Variable Annuity are not public funds and are only available through insurance company contracts.

I understand the fund "Investment Objectives and Policies" which are stated in the fund prospectus. Generally, the greater an investment's possible reward over time, the greater its level of short-term price volatility or risk. Thus, If my retirement date is approaching or if I expect to request a withdrawal soon, I may wish to select investments that are less risky.

My investment goals may change as I near retirement or if I have a lifestyle change. On a regular basis I should review my investment selections in the UNUM/America Variable Annuity. As part of this review, I should read current fund prospectuses and financial reports. I understand I may contact UNUM/America anytime to receive up-to-date information about my UNUM/America Variable Annuity.


Restriction of Withdrawals

I understand that withdrawals are restricted to the requirements of Section 403(b) of the Internal Revenue Code which are described in the current VA-1 Separate Account prospectus. Withdrawals must also be in accordance with any restrictions set forth in the TSA Plan sponsored by my employer.


Pending Allocation Account

I understand that if my contributions are received at UNUM/America without the complete and accurate information needed to allocate my contributions they will be allocated to the Pending Allocation Account. Once the information is received, UNUM/America will allocate my contribution as I have indicated on the form. After the third monthly notice, if UNUM/America has not received this information, the account value will be returned to my contractholder.


Transfer Assets

I understand that if I transfer any assets to UNUM/America without an accompanying Transfer Form indicating my investment allocation split, UNUM/America will deposit these transfer assets in accordance with my most recent investment elections on file.


Beneficiary Designation Instructions

1. The full name, address, and relationship to the Participant of each beneficiary should be shown.

2. Indicate for each beneficiary whether he/she is a primary or a contingent beneficiary.

   -  A primary beneficiary will be entitled to the entire value of the account.

   - Multiple surviving primary beneficiaries will be entitled to equal portions of the account, unless otherwise specified.

   - A contingent beneficiary will be entitled to the entire value of the account if the primary beneficiary (beneficiaries) is not living.

   - Multiple surviving contingent beneficiaries will be entitled to equal portions of the account, unless otherwise specified, If the primary beneficiary (beneficiaries) is not living.

3. If I require more space to list my beneficiary designations, I will provide all the required information on a separate page and attach.